Exhibit (h)(12)

FIRST AMENDMENT TO

FUND COMPLIANCE AND AML SERVICES AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Fund Compliance and AML Services Agreement, dated as of April 19, 2010, between Mirae Asset Discovery Funds, a Delaware statutory trust (the “Fund Company”), and Foreside Compliance Services, LLC, a Delaware limited liability company (“Foreside”) (the “Agreement”), is made as of May 9, 2011.

WHEREAS, Foreside and the Fund Company desire to amend Appendix A to the Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, the Agreement is hereby amended as follows:

SECTION 1. AMENDMENTS TO THE AGREEMENT

(a)

Appendix A to the Agreement is hereby amended and restated as provided on Exhibit A attached hereto.

SECTION 2. MISCELLANEOUS

(a)

Ratification; Effect of Amendment.  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.  As of the effective date of this Amendment, the Agreement shall be amended as provided herein and the Agreement, as amended, shall be binding on all parties thereto.

(b)

Separate Counterparts.  This Amendment may be executed by the parties hereto in separate counterparts (including executed counterparts delivered and exchanged by facsimile transmission), each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(c)

Governing Law.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MIRAE ASSET DISCOVERY FUNDS

By:	/s/Joyce LaPreta
Name:	Joyce LaPreta
Title:	Secretary

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ David M. Whitaker
Name:	David M. Whitaker
Title:	Vice-President

Exhibit A

FUND COMPLIANCE AND AML SERVICES AGREEMENT

Appendix A

Effective: May 9, 2011

Foreside Compensation

(1)

Compliance Services

Recurring Fees	Per Annum
Fee for the services of the Funds’ CCO.	$75,000 base fee, plus $5,000 per Fund, calculated and billed monthly.[1]

Note:   An additional fee of $200/hour will be charged during regulatory examinations.

(2)

AML Services

Recurring Fees	Per Annum
Fee for the services of an AML Officer.	$12,000, calculated and billed monthly.

(3)

Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)

communications;

(ii)

postage and delivery services;

(iii)

record storage and retention (imaging and microfilm storage);

(iv)

reproduction;

(v)

reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;

(vi)

 reasonable travel expenses incurred in connection with travel requested by the Board; and

(vii)

any other expenses incurred in connection with the provision of the services pursuant to this Agreement.

1   Foreside shall waive the $5,000 fee per Fund to $3,000 per Fund for existing Funds and for Korea Sector Leader Fund, India Sector Leader Fund, Global Sector Leader Fund, Asia Small/Mid Cap Fund and Chindia Great Consumer Fund (each a “New Fund”) for a 12 month period commencing on the launch date of any New Fund. Following that 12 month period, the per Fund fee shall revert to $5,000.